Employment Resignation Agreement and Release

This Employment Resignation Agreement and Release (the “Agreement”) is entered into effective as of January 3, 2006, between Eagle Broadband, Inc. (the “Company”) and Eric Blachno (the “Employee”).

1. Purpose of Agreement. The purpose of this Agreement is to accept Employee’s resignation, set forth the terms of the Employee’s severance from employment with the Company, to resolve fully any and all obligations arising out of his employment and severance from employment, and to protect the Company’s legitimate interest in maintaining the confidentiality of information pertaining to its business plans and operations known to, or possessed by, the Employee.

2. Resignation from Employment and Termination of Employment Agreement.

A. Employee hereby resigns as an employee of the Company effective January 3, 2006 (the “Resignation Date”). The Company accepts Employee’s resignation, under the terms further described herein, and waives only any requirement or time period for notice thereof so that the same may be effective on the agreed Resignation Date.

B. The Company and Employee jointly agree that, as of the Resignation Date, the Employment Agreement of November 8, 2004 between the parties shall become null and void, with the sole exception of Employee’s obligation, under the Employment Agreement and at common law, to protect the Company’s confidential and proprietary information and to return all of the Company’s property, documents and information shared with Employee, as more fully set forth in Sections 4.1 through 4.3 of the Employment Agreement.

C.  The Company and Employee further jointly agree that, as of the Resignation Date, each party’s obligations under the Employment Agreement of November 8, 2004 have, with the exception of the continuing obligations set forth in Sections 4.1 through 4.3 of the Employment Agreement, been fully satisfied.

3. Consideration and Severance.

A. In consideration of the Employee’s prior service to the Company, the release of all claims that may exist against the Company in connection with his employment as more specifically set forth below in Section 6, and the Employee’s performance of or compliance with the obligations set forth below in Section 4, and provided that the Employee complies with all other terms and conditions of this Agreement and the continuing obligations set forth in Sections 4.1 through 4.3 of the Employment Agreement, the Company agrees that:

i. The Company will pay Employee six (6) months of additional compensation, equal to $100,000.03, which will be paid according to the following schedule. The payment dates listed below represent the Company’s normal “paydays” and the payments will be made to Employee via direct deposit, if possible. The following payments do not include any amounts related to Employee’s final paycheck for the pay period beginning on December 26, 2005, and ending on the Resignation Date.

Payday	Amount
January 12, 2006	$30,769.24
March 9, 2006	7,692.31
March 23, 2006	7,692.31
April 6, 2006	7,692.31
April 20, 2006	7,692.31
May 4, 2006	7,692.31
May 18, 2006	7,692.31
June 1, 2006	7,692.31
June 15, 2006	7,692.31
June 29, 2006	7,692.31
Total	100,000.03

Employee acknowledges and agrees that the foregoing payments will be subject to all legally required state and federal tax deductions and withholdings;

ii. In addition to the foregoing payments, the Company will provide Employee a one-time payment of $4,102.18, which the Company and Employee agree is the total value of Employee’s accrued and unused vacation time of 42.66 hours as of the Resignation Date. Such payment will be made on January 12, 2006, together with the first payment listed above. Employee acknowledges and agrees that this payment shall be subject to all legally required state and federal tax deductions and withholdings. Employee further acknowledges and agrees that he is not entitled to, and will not be paid, for any other type of compensatory, sick or other accrued “time off”;

iii. Employee will be reimbursed at the rate of $208 per month for health care and dental insurance premiums covering the period beginning January 4, 2006, and ending June 30, 2006. Employee understands and agrees that he will be responsible for payment of such premiums, and that the Company will promptly reimburse Employee at the abovementioned rate upon receiving a copy of the premium invoice from Employee.

B. Employee acknowledges that the rights and payments provided in Section 3:

i. represent valuable consideration not otherwise required to be paid or provided by the Company in connection with the cessation of his employment and that his release of claims within Section 6 and his agreement to comply with the obligations of this Agreement, including those listed in Section 4 of this agreement, are provided in return for this consideration;

ii. exceed, and therefore shall be in lieu of, any and all claims for additional severance pay, wages, bonus, salary, and sick leave pay or other compensation, or benefits, or claims of damages he may have as of his Resignation Date except the rights Employee may have to obtain continued insurance coverage under COBRA;

                iii. arise solely out of the terms of this Agreement and are not part or evidence of any Company severance pay plan or other prior legal obligation of the Company;

iv. are subject to Employee’s compliance with all of his obligations hereunder, including but not limited to, the confidentiality, non-solicitation and the other obligations of Employee provided in Section 4 hereof; and

C. The Company acknowledges that its promises contained in this Agreement are for good and valuable consideration.

4. Confidentiality, Non-Solicitation; Non-Disparagement and Cooperation.

A. Definitions. For purposes of this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company that, at the time or times concerned, is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company, (but includes such information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential including, without limitation, information relating to the Company’s services, business plans, business acquisitions, processes, research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

B. Confidentiality. Employee agrees, generally not to violate the confidentiality of the Company which he obtained during his employment and, in this regard, specifically agrees:

i. not to communicate, divulge or make available to any person or entity (other than the Company) any Confidential Information which shall have been obtained by Employee during Employee’s employment, except upon the prior written authorization of the Company or as may be required by law or legal process; and

ii. to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

C. Employee will not, for a period of one year immediately following the Resignation Date, directly or indirectly, call upon any person who is, at that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company.

D. Employee agrees not to make any public or private remarks disparaging the conduct or character of the Company, or any of its parents or their affiliates, agents, employees, officers, directors, successors or assigns. The Company agrees that its officers and directors will not make any public or private statement that disparages the Employee. If the Company is contacted regarding Employees’ employment with the Company, the Company will verify dates of employment, positions held and last salary and will confirm that Employee’s employment ended by Employee’s resignation.

5. Injunctive Relief. Employee acknowledges that a breach by Employee of Section 4 of this agreement would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that in the event of a breach or threatened breach by Employee of the provisions of Section 4 of this Agreement, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including, without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach to cancel any unpaid benefits or severance otherwise due to Employee. In particular, Employee acknowledges that the payments and benefits provided hereunder are conditioned upon Employee fulfilling any confidentiality, return of property, non-disparagement, cooperation or non-solicitation covenants contained in this Agreement. In the event Employee shall at any time materially breach any confidentiality, return of property, non-disparagement, cooperation, non-competition or non-solicitation obligations contained in this Agreement, the Company may suspend or eliminate all payments and benefits under Section 4 during the period of such breach. Employee acknowledges that any such suspension or elimination of payments and benefits would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon Employee’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

6. Waiver and Release by Employee. In consideration of the Company’s agreement to enter into and to provide the terms of this Agreement, Employee hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of Employee’s execution and acceptance of this Agreement. It is expressly understood and agreed that the claims covered by Employee’s release include, but are not limited to, any and all claims or rights arising or that could be asserted under any statutory or common law theory including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code; claims in connection with workers’ compensation or “whistle blower” statutes; claims in contract, tort, defamation, slander, wrongful termination; or claims under any other federal, state, or local statute, law, rule or regulation. In addition, it is understood and agreed that, by this Agreement, Employee waives any claims he may have against the Company based on any other theory of liability, statutory or non-statutory, in contract or in tort, including, but not limited to, claims for wrongful or constructive discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, fraud, defamation, or any personal or emotional injury. It is further understood and agreed that the parties covered by Employee’s release include the Company’s present and former shareholders, officers, directors, employees, agents, insurers, assigns, predecessors, and successors, and that any reference to the Company in this Agreement is understood to include all of the foregoing persons or entities.

Employee represents he has not filed, and will not in the future file, participate in, or cause to be filed on his behalf, any action, lawsuit, claim or charge against the Company with any state or federal court, or local, state, or federal agency, arising out of or related to his Employment Agreement or his employment with the Company, or the cessation of such employment.

If any state or federal agency assumes jurisdiction of any complaint, charge or grievance arising out of the Employment Agreement, employment or cessation, Employee will direct the agency to withdraw from the matter and Employee will not cooperate or participate in any investigation or prosecution of any matter or action, except to the extent specifically required by subpoena or law.  Employee further specifically waives any right he may have to collect damages or other compensation as a result of any such complaint, charge or grievance.

7. Review and Consultation; Information Provided to Employee. It is understood and agreed that Employee has entered into and executed this Agreement voluntarily and that such execution by Employee is not based upon any representations or promises of any kind made by the Company or any of its representatives, except as expressly written in this Agreement. Employee further acknowledges that he has read and fully understands each paragraph of this Agreement, that he was advised in writing by the Company to consult with an attorney prior to executing this Agreement, and that he has availed himself of legal or other counsel to the full extent he desires before deciding whether to enter into this binding agreement.

Employee also acknowledges that has considered this Agreement to the full extent that he desires. Employee agrees that this Agreement is valid, fair, adequate and reasonable, is with his full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform him.

Employee acknowledges that payments and benefits under this Agreement are not an admission by the Company that it engaged in any wrongful or unlawful act, that it violated any federal or state law or regulation or that it otherwise owes Employee any of the payments or other consideration offered herein.  Employee acknowledges that the Company and Employee contemplate an unequivocal, complete and final dissolution of the employment relationship. Employee acknowledges that this Agreement does not create any right on his part to be rehired by the Company and Employee hereby waives any right to future employment by the Company.

Finally, Employee agrees and acknowledges that the consideration provided under this Agreement is in addition to any other payments, benefits or other things of value to which he is entitled and that he would not be entitled to any of the consideration provided under this Agreement, in the absence of his acceptance of these terms and execution of this Agreement.

8. Binding Effect.

A. This Agreement shall be binding upon, and inure to the benefit of, the Company and any of its successors or assigns.

B. This Agreement is personal to the Employee and shall not be assignable by the Employee without the express, written consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.  Any and all payments required under this agreement shall cease upon Employee’s death and do not inure to the benefit of his estate, trust or any heirs, except as specifically required by law.

C. The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement, and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term “Company” as used in this Agreement shall refer also to such successor or assignee.

9. Notices. All notices provided for or required hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a signed receipt therefor), (b) certified mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a signed receipt therefor) or (d) fax transmission with confirmation of proper receipt. All such notices must be addressed as follows:

            If to the Company, to:
            Jeff Adams, Corporate Counsel
            Eagle Broadband, Inc.
            101 Courageous Drive
            League City, Texas 77573

            If to the Employee, to:
Eric Blachno
1700 Main St., #7B
Houston, Texas 77002

or such other address as to which any party hereto may have notified the other in writing.

10. Governing Law and Mandatory Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws. The Company and Employee expressly agree that the sole and exclusive venue for any action to construe or enforce this Agreement shall be within Harris County, Texas and that no action may be brought or maintained in any other venue.

11. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend that any court construing this Agreement shall modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

13. Remedies Not Exclusive. No remedy specified herein shall be deemed to be such Company and Employee’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the Company and Employee shall have all other rights and remedies provided to them by applicable law, rule or regulation.

14. Survival. The rights and obligations of the Company and Employee contained in this Agreement shall survive the termination of the Agreement. Following the Resignation Date, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

/s/ Eric Blachno
ERIC BLACHNO

EAGLE BROADBAND, INC.

By:/s/ David Micek
Name: David Micek
Title: President and CEO